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                                                                    EXHIBIT 99.1


(AMERICAN HOMEPATIENT LOGO)                                         NEWS RELEASE
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Contacts:   Joseph F. Furlong            or                Stephen L. Clanton
            President and CEO                              Executive VP and CFO
            (615) 221-8884                                 (615) 221-8884
                                                           PRIMARY CONTACT


FOR IMMEDIATE RELEASE

              FRANK POWERS TO SERVE AS AMERICAN HOMEPATIENT, INC.'S
                             CHIEF OPERATING OFFICER

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BRENTWOOD, TN. (February 9, 2005) - American HomePatient, Inc. (OTC: AHOM.OB)
today announced that Frank Powers will be the Company's new Chief Operating Officer effective immediately. As previously announced, COO Thomas Mills decided to leave the Company but agreed to assist in the transition of his duties through March 31, 2005.

Mr. Powers previously had joined the Company as an Executive Vice President in the fall of 2004.

Mr. Powers served as an executive officer of Matria Healthcare, Inc. from 1996 until 2002. Prior to that he was an officer of Healthdyne, Inc. or an affiliate for over 12 years, during which time he spent a significant amount of time as President of the Home Care Group that provided products and services to the home care market.

American HomePatient, Inc. is one of the nation's largest home health care providers with 276 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM or AHOM.OB.



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Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding hiring and retaining key personnel. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include the effect of healthcare regulation and reimbursement, government investigations, the ability to retain management, leverage and liquidity, and the effect of competition. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.







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